UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Tidelands Bancshares, Inc.
(Name of Registrant as Specified in Its Charter)

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TIDELANDS BANCSHARES, INC.
875 Lowcountry Boulevard
Mt. Pleasant, South Carolina 29464

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 15, 2006

To our shareholders:

        You are cordially invited to attend the 2006 Annual Meeting of Shareholders of Tidelands Bancshares, Inc., which is the holding company for Tidelands Bank. This letter serves as notice that the Annual Meeting will be held at the Holiday Inn Mt. Pleasant located at 250 Johnnie Dodds Blvd., Mt. Pleasant, South Carolina 29464 on Monday, May 15, 2006, at 4:00 p.m., for the following purposes:

1.	To elect four members to our board of directors; and

2.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

        Shareholders owning our common stock at the close of business on March 17, 2006 are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at our main office prior to the meeting. If your shares are held in “street name,” you will need to obtain a proxy form from the institution that holds your shares in order to vote at our annual meeting.

        At the meeting, we will report on our performance in 2005 and answer your questions. We are pleased with our accomplishments in 2005 and look forward to discussing both the past year and our current plans with you. We hope that you can attend the meeting and look forward to seeing you there.

        Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to us as promptly as possible.

By Order of the Board of Directors,

/s/ Robert E. Coffee, Jr.
Robert E. Coffee, Jr.
President & Chief Executive Officer

Mt. Pleasant, South Carolina
April 14, 2006

TIDELANDS BANCSHARES, INC.
875 Lowcountry Boulevard
Mt. Pleasant, South Carolina 29464

PROXY STATEMENT FOR ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD ON MAY 15, 2006

        Our board of directors is soliciting proxies for the 2006 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

VOTING INFORMATION

        The board set March 17, 2006 as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 3,044,054 shares of common stock outstanding on the record date. A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

        Many of our shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. If you hold our shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker or nominee, which is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use to direct your broker or nominee how to vote these shares.

        When you sign the proxy card, you appoint Dr. John N. Cagle, III and Dr. Paul J. Kerwin as your representatives at the meeting. Dr. Cagle and Dr. Kerwin will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Dr. Cagle and Dr. Kerwin will vote your proxy for the election to the Board of Directors of all nominees listed below under “Election of Directors.” We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the meeting, Dr. Cagle and Dr. Kerwin will vote your proxy on such matters in accordance with their judgment.

        You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

        Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that brokers do not vote on some proposals but that they do vote on others are referred to as “broker non-votes” with respect to the proposals not voted upon. A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

        We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. We are distributing this proxy statement on or about April 14, 2006.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS

        Our board of directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the board members expire at each annual meeting. The current terms of the Class III directors will expire at the meeting. The terms of the Class I directors expire at the 2007 Annual Shareholders Meeting. The terms of the Class II directors will expire at the 2008 Annual Shareholders Meeting. Our directors and their classes are:

Class I	Class II	Class III

Alan D. Clemmons	Michael W. Burrell	John N. Cagle, III, DMD
Robert E. "Chip" Coffee, Jr	Paul J. Kerwin, DVM	Richard L. Granger
Barry I. Kalinsky	Tanya D. Robinson	Morris Kalinsky
John T. Parker, Jr.

        Shareholders will elect four nominees as Class III directors at the meeting to serve a three-year term, expiring at the 2009 Annual Meeting of Shareholders. The directors will be elected by a plurality of the votes cast at the meeting. This means that the four nominees receiving the highest number of votes will be elected.

        The Board of Directors recommends that you elect John N. Cagle, III, DMD, Richard L. Granger, Morris Kalinsky, and John T. Parker, Jr. as Class III directors.

        If you submit a proxy but do not specify how you would like it to be voted, Dr. Cagle and Dr. Kerwin will vote your proxy to elect Dr. Cagle, Mr. Granger, Mr. Kalinsky, and Mr. Parker. If any of these nominees are unable or fail to accept nomination or election (which we do not anticipate), Dr. Cagle and Dr. Kerwin will vote instead for a replacement to be recommended by the board of directors, unless you specifically instruct otherwise in the proxy.

        Set forth below is certain information about the nominees, each of whom is a director of the bank and has been a director of the company since its formation in 2002.

The board unanimously recommends a vote FOR these nominees.

        John N. Cagle, III, DMD, 47, has been a resident of Mount Pleasant since 1979. Dr. Cagle graduated from Clemson University with Honors in 1979, with a B.S. in Zoology. In 1983, Dr. Cagle received his Doctorate of Dental Medicine from the Medical University of South Carolina, College of Dental Medicine in Charleston, South Carolina. He is a member of the American Dental Association as well as various local and state dental groups. He has had an established dental practice in the Charleston area since 1983. Dr. Cagle is active in offshore sport fishing having obtained his U.S. Coast Guard master license in 1985. He is a member of the Mount Pleasant Presbyterian Church and a proud sponsor of local athletics East of the Cooper.

        Richard L. Granger, 54, is a native of Columbia, South Carolina. Mr. Granger graduated from Gardner-Webb University in 1973 with a B.S. degree in Liberal Arts Pre-law. He is president of R. Granger Development, Inc. which develops land for commercial and residential use. He is also a licensed real estate broker in South Carolina with an emphasis in commercial real estate and land sales. Mr. Granger formed R. Granger Development, Inc. in 2001 after a successful 26 year career as a mortgage banker. He founded Granger-O’Harra Mortgage in 1984 in Florence, South Carolina with partner, Robert S. O’Harra. In 1995, Mr. Granger and his partner sold the mortgage business to a local community bank holding company, and Mr. Granger continued to work in the mortgage business as president and chief executive officer under its new name, Coastal Federal Mortgage, Inc. until he began R. Granger Development, Inc. He currently serves on the Board of Trustees of the McLeod Foundation in affiliation with McLeod Health, a regional hospital serving the Pee Dee region of South Carolina. He has served as chairman, and is currently co-chairman, of the McLeod Children’s Hospital Board of Advisors. Mr. Granger serves on the Executive Committee of the Foundation Board and

previously served as Assistant Treasurer. He also serves on the Board of Trustees and Executive Committee for the Methodist Manor of the Pee Dee. Mr. Granger is also a member of DeBordieu Club.

        Morris Kalinsky, 81, has been a resident of Charleston since 1949. Mr. Kalinsky graduated from the University of Georgia in 1945 with a B.S. degree in Chemistry. Since 1950, Mr. Kalinsky has been the owner of Bob Ellis Shoes, a specialty shoe store with locations in Charleston, Charlotte, and Atlanta. In 1992, he received Retailer of the Year from the Italian Footwear Association. He was also given The Man of the Year award by the National Association of Footwear in 1992 and was inducted into the Fashion Hall of Fame in 2000. Mr. Kalinsky has served on the Charleston Symphony Orchestra board of directors since 1994. He is chairman of the Jewish Federation Board and was named Man of the Year by the local Federation Board. He is currently on the Cardiology Board at the Medical University of South Carolina. He also serves on the board of directors of Emanuel Synagogue.

        John T. Parker, Jr., 42, has been a resident of Mount Pleasant since 1986. Mr. Parker graduated from Emory at Oxford in 1984 with an Associate of Arts degree, and subsequently graduated from Emory University in 1986 with a B.A. degree in Psychology. He worked at Georgia Mental Health in Atlanta before returning to Charleston to join Parker Marine Contracting Corporation, a family owned business that manufactures, builds, and installs concrete foundation pile, bridges, deep foundations, marine utilities, and other construction services. He has been the vice president of Parker Marine for 12 years. Mr. Parker was the 2000-2002 president of the American Subcontractors Association (ASA), Charleston Chapter and he is past vice president and currently president of the board of directors for ASA of North and South Carolina. Since 1998, he has served as secretary and vice president of ASA. Mr. Parker currently serves on the Scholarship Golf Tournament and Membership Committees for ASA. Also, Mr. Parker serves as vice president on the Board of Directors for the Pile Driving Contractors Association of South Carolina. He is a member of St. Andrews Episcopal Church in Mount Pleasant.

        Set forth below is also information about each of our company’s and bank’s other directors and executive officers. Each of the following directors has been a director of our company since our formation in 2002 and is also a director of our bank.

        Michael W. Burrell, 55, has been a resident of the Charleston area since 1977. Mr. Burrell graduated from Georgia State University in 1973 and completed his graduate work and earned his Masters Degree in Education in 1978 and his Educational Specialist degree in 1983 from The Citadel Military College in Charleston, South Carolina. He has served as an elementary school principal in Summerville since 1980 and before his retirement in 2002 served as the coordinator for federal and state programs on the district level. He currently teaches handicapped and non-handicapped students in a homebound capacity. Mr. Burrell and his wife started a local pre-school and childcare center, Gazebo School, Inc., which has been in operation since 1977. They sold the business in 2003 in order to pursue other interests. His community service in the area began with the formation of the first Boy Scout Troop for the disabled in 1977. Mr. Burrell is an active member in the Summerville Sertoma Club where he has served as president, treasurer, and on-going board member since 1978. He is a member of Bethany United Methodist Church where he has taught Sunday school for both children and adults.

        Alan D. Clemmons, 47, is a native of Myrtle Beach, South Carolina. He graduated in 1982 from Coastal Carolina University’s School of Business Administration. He received his juris doctorate in 1989 from Hamline University of Saint Paul, Minnesota. Mr. Clemmons is engaged in the practice of law with an emphasis on real estate and development with the firm of McCrackin, Barnett, Richardson and Clemmons, L.L.P., where he has practiced since 1990. Mr. Clemmons is national committeeman representing the Pee Dee Area Council of the Boy Scouts of America. He has served as a volunteer to the Boy Scouts of America for over 25 years and has served in positions ranging from scoutmaster to counsel president. He served as a volunteer to the Maya Indians from 1978 to 1980 as a lay Christian Services Missionary in Southern Mexico. Mr. Clemmons is a past member of the Horry County Planning Commission and ex-oficio member of the Myrtle Beach Planning Commission. Mr. Clemmons has been an officer of the Horry County Republican Party since 1995, and chairman from 1997 through 2000. He was elected from the First Congressional District as a Delegate to the 2000 Republican National Convention. He was also elected from the First Congressional District as an Alternate Delegate to the

2004 Republican National Convention. Mr. Clemmons was elected as a member of the South Carolina House of Representatives in 2001. He is past chairman of the House Freshman Caucus, second vice chairman of the House Judiciary Committee and secretary/treasurer of the House Republican Caucus. Mr. Clemmons also serves as chairman of the South Carolina Interstate 73 Association.

        Robert E. (Chip) Coffee, Jr., 58, has served as a director and the president and chief executive officer of our company and our bank since February of 2003. Mr. Coffee is a native of Camden, South Carolina. Mr. Coffee graduated from The Citadel in 1970 with a B.S. in Business Administration. He began his banking career in the Management Training program with South Carolina National Bank in 1970. Mr. Coffee furthered his banking education and graduated from The Stonier Graduate School of Banking at Rutgers University in 1978 and The National Commercial Lending Graduate School at the University of Oklahoma, with distinction, in 1982. In 1980, he joined the Bank of Beaufort and began the community banking phase of his career. Between 1982 and 1985, Mr. Coffee worked with the Bank of Hartsville and managed the commercial loan portfolio of that bank. In 1986, he was part of a group of investors who founded 1ST Atlantic Bank in Little River, South Carolina. Mr. Coffee served as president, chief executive officer, and was a director until 1ST Atlantic merged with Anchor Bank in December of 1993. He became executive vice president and chief administrative officer and was a director of Anchor Bank, operating in that capacity until Anchor Bank merged with The South Financial Group in April of 2000. Including his stint in Beaufort, Mr. Coffee has been involved in banking along South Carolina’s coast for over 17 years. Mr. Coffee has served on numerous boards and professional organizations including The South Carolina Bankers Association, Chairman of the South Carolina Bankers’ School, The Citizens Advisory Council of the Hollings Cancer Center, The South Carolina Coastal Conservation League, DeBordieu Club, and The South Carolina State Board of Financial Institutions from 1992 until 2000.

        Barry I. Kalinsky, 45, is our chairman of the board. Mr. Kalinsky is a Charleston native and the vice president of Bob Ellis Shoes, a specialty shoe store which started in 1949 and now has locations in Charleston, Charlotte, and Atlanta. Mr. Kalinsky is also a partner in Jacomo, LLC, the operating company for Bob Ellis Shoes in Charlotte. Mr. Kalinsky graduated from George Washington University in 1982 with a B.A. degree in Political Science. He received his Juris Doctorate degree from the University of South Carolina in 1985 and was admitted to the South Carolina Bar that same year. From 1985 until 1990, he was engaged in the practice of law. Since 1991, Mr. Kalinsky has worked with his family in Bob Ellis Shoes and handles the operation of the Charleston and Charlotte stores. He is a member of the South Carolina Bar. Mr. Kalinsky has served on the boards of the Charleston Symphony Orchestra, Synagogue Emanuel, and the Charleston Jewish Federation. He has also served on the city of Charleston’s Downtown Business Revitalization Commission. Mr. Kalinsky is serving on the board of the Spoleto Festival.

        Paul J. Kerwin, DVM, 43, has been a resident of Charleston County since 1988. He graduated Magna Cum Laude from Duke University in 1984 with a B.S. degree in Mechanical Engineering and received his Doctorate of Veterinary Medicine degree from Tufts University in 1988. Dr. Kerwin has owned and operated a companion animal veterinary hospital in Goose Creek since 1991. In 1999, Dr. Kerwin also started consulting with Trident Technical College assisting in developing a Veterinary Technology Program, and now he is also a full-time faculty member and program coordinator with the college. He is active in local, state, and national veterinary and educational associations.

        Tanya D. Robinson, 52, is a native of Summerville. Ms. Robinson graduated from Brigham Young University with a B.A. degree in Communications. She works part-time for Dorchester District Two Schools as a Public Information Specialist, and is also the lead teacher for K-4 at Bethany Child Development Center since 1988. Ms. Robinson was elected to serve as District PTA President for Dorchester and Colleton counties for the 2000-2002 term. This position took her into 21 schools to train and help local PTA units. She also has served on the state PTA Board. Ms. Robinson was elected to serve as the Community Service Chairman, overseeing community services for 25 local agencies. She is a member of the Junior League of Summerville. Ms. Robinson serves as the President of the Summerville Women’s Organization of the Church of Jesus Christ of Latter Day Saints. For the past three years, she has served as the United Way Chairman for Dorchester District Two.

Additional information is set forth below regarding other officers of our company and our bank:

        Alan W. Jackson, CPA, 44, serves as executive vice president and chief financial officer of our company and our bank. Mr. Jackson graduated from West Virginia Wesleyan College in 1983 with a B.A. degree in Accounting and received a Master of Accountancy from Virginia Polytechnic Institute in 1985. Mr. Jackson furthered his banking education and graduated from the Graduate School of Banking at Colorado at the University of Colorado in 1997. Mr. Jackson began his involvement in community banking in 1984 as an auditor with KPMG. From 1988 to 1991, Mr. Jackson was employed by Security Bank and Trust Co., Salisbury, North Carolina. Mr. Jackson joined Community Bank and Trust Co. in Marion, North Carolina in 1991 and served as the chief financial officer until it merged with Carolina First Bancshares in 1998. At the time of the merger, Mr. Jackson joined a group of investors who founded High Country Bank in Boone, North Carolina. Mr. Jackson served as the chief financial officer and chief operations officer to High Country Bank from 1998 to 2002. From 2002 until joining us in May 2003, Mr. Jackson had a consulting practice serving community banks in the areas of asset liability management, operations, technology, financial reporting and budgeting.

        Robert H. (Bobby) Mathewes, Jr., 39, serves as executive vice president and chief lending officer of our bank. Mr. Mathewes grew up in Mount Pleasant and graduated from the University of South Carolina in 1988 with a B.S. degree in Finance. He is also a graduate of the South Carolina Bankers School. Mr. Mathewes graduated from Leadership Charleston in 1999. He has 15 years of banking experience, 12 of which have been spent in Charleston. He has also held positions with NationsBank, SouthTrust Bank and BB&T. Mr. Mathewes started his banking career with C&S Bank in Charleston in 1990. He worked outside of the Charleston area from 1993 until his return in 1997. Mr. Mathewes has been involved in Junior Achievement, Jaycees, and the Chamber of Commerce. He coached little league soccer and baseball through the recreational department in Mount Pleasant. He is an active member of Mount Pleasant Presbyterian Church.

Family Relationships. Morris Kalinsky is the father of Barry Kalinsky.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Attendance at Board, Committee, and Annual Shareholders’ Meetings

        During the year ended December 31, 2005, the board of directors of the company held 12 meetings and the board of directors of the bank held 12 meetings. All of the directors of our company and our bank attended at least 75% of the aggregate of the board meetings and committee meetings on which such board members served during this period.

        We have adopted a set of corporate governance principles which states that each director is expected to attend all annual shareholders’ meeting absent unusual or extenuating circumstances. Eleven directors attended the 2005 annual meeting.

Board Committees

        Our board of directors has appointed a number of committees, including an audit committee, compensation committee, and an executive committee that serves as the nominating committee.

Audit Committee

        The audit committee is composed of four independent directors, Michael W. Burrell, Alan D. Clemmons, John T. Parker, Jr., and Tanya D. Robinson. The audit committee, which met three times in 2005, has the responsibility of reviewing the company’s financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The committee recommends to the board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor’s audit plans, and reviews with the independent auditors the results of the audit and management’s responses. Operating under a written charter, which was attached to our proxy statement for the 2005 annual shareholders meeting, the committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The audit committee reports its findings to the board of directors.

Executive Committee

        Our executive committee serves as the nominating committee and is currently composed of Messrs. Kalinsky, Cagle, Kerwin, and Coffee. All of these members, with the exception of Mr. Coffee, are considered “independent” as contemplated in the listing standards of the NASD and The NASDAQ National Market. The executive committee recommends nominees for election to our board. We adopted a formal nominating committee charter in February 2005, which was attached to our proxy statement for the 2005 annual shareholders meeting. This charter is currently not available on our website. The executive committee met nine times in 2005.

        Our executive committee will consider director candidates recommended by shareholders who submit nominations in accordance with our bylaws. Shareholders must deliver nominations in writing to the secretary of the company no later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, seven days after notice of the special meeting is given to shareholder. Each notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

        In evaluating such recommendations, the executive committee uses a variety of criteria to evaluate the qualifications and skills necessary for members of our board of directors. Under these criteria, members of the board of directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of our shareholders.

        Our executive committee uses a variety of methods for identifying and evaluating nominees for director. They regularly assess the appropriate size of the board of directors, and whether any vacancies are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the board considers various potential candidates for director. Candidates may come to their attention through current members of the board, shareholders, or other persons. These candidates are evaluated at regular or special meetings of the board, and may be considered at any point during the year. The executive committee considers properly submitted shareholder recommendations for candidates. In evaluating such recommendations, the board uses the qualifications and standards discussed above and seeks to achieve a balance of experience, skills, and background on the board of directors.

        The company does not pay a third party to assist in identifying and evaluating candidates.

Compensation Committee

        Our board appointed a compensation committee in February 2005 that is currently composed of Messrs. Morris Kalinsky, and Burrell. Each member is considered “independent” as contemplated in the listing standards of the NASD and The NASDAQ National Market. The compensation committee reviews all benefit plans and the specific compensation for all executive officers. We have adopted a formal compensation committee charter.

Code of Ethics

        We expect all of our employees to conduct themselves honestly and ethically, particularly in handling actual and apparent conflicts of interests and providing full, accurate, and timely disclosure to the public.

        We have adopted a Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of this Code of Ethics is available without charge to shareholders upon request to our chief financial officer, Alan W. Jackson, at Tidelands Bancshares, Inc., 875 Lowcountry Boulevard, Mt. Pleasant, South Carolina 29464.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary of Cash and Certain Other Compensation

        The following table shows the compensation we paid for the years ended December 31, 2003, 2004 and 2005 to our chief executive officer and for all other executives who earned over $100,000 for the year ended December 31, 2005 (collectively, the “named executive officers”). The option amounts have been adjusted for the stock split completed in January 2005.

Summary Compensation Table

	Annual Compensation
						Number of
						Securities
				Other Annual		Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation		Options	Compensation

Robert E. Coffee, Jr	2005	$166,667	$26,000	$15,405	(1)	1,500	$4,907	(4)
President and Chief Executive	2004	108,750	15,000	35,912		64,623	1,088
Officer	2003	31,750	-	-		-	-

Alan W. Jackson	2005	$127,500	$21,000	$132,788	(2)	1,500	$1,517	(4)
Executive Vice President and Chief	2004	96,875	15,000	11,454		32,311	969
Financial Officer	2003	63,333	-	-		-	-

Robert H. Mathewes, Jr	2005	$127,500	$21,000	$19,772	(3)	1,500	$1,275	(4)
Executive Vice President and	2004	96,875	15,000	40,857		32,311	484
Chief Lending Officer	2003	78,958	-	-		-	-
_______________
(1)	Includes club dues and related fees of $5,782, car allowance of $2,737, and insurance of $10,126.
(2)	Includes club dues and related fees of $3,864, car allowance of $8,933, insurance of $10,094, and reimbursement of $109,897 (grossed up for taxes of $45,998).
(3)	Includes club dues and related fees of $6,782 and car allowance of $3,776 and insurance of $9,214.
(4)	Includes $3,240 and $880 for the dollar value of term insurance premiums paid by, or on behalf of, Messrs. Coffee and Jackson during the covered fiscal year. Other amounts represent 401(k) contributions.

Option Grants in Last Fiscal Year

        The following table sets forth information concerning the grant of stock options to our named executive officers during the year ended December 31, 2005. All share numbers and exercise prices have been adjusted for stock split completed in January 2005.

	Number of	Percent of
	Securities	Total Options	Exercise
	Underlying	Granted to	Price
	Options	Employees in	(Dollars Per	Expiration
	Granted	Fiscal Year	Share)	Date

Robert E. Coffee, Jr.	1,500	3.54%	$10.01	2/19/2015

Alan W. Jackson	1,500	3.54%	$10.01	2/19/2015

Robert H. Mathewes, Jr.	1,500	3.54%	$10.01	2/19/2015

        In 2005, in addition to the options shown in the above table, we also granted 37,875 options to other employees pursuant to the Tidelands Bancshares, Inc. 2004 Stock Incentive Plan. We may grant a total of 608,811 stock options under the 2004 Stock Incentive Plan to our officers, directors, and employees. The number of shares available for issuance under the plan automatically increases each time we issue additional shares of stock so that the total number of shares issuable under the plan at all times equal 20% of the then outstanding shares of stock.

Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

	Number of Securities
	Underlying Unexercised Options at		Value of Unexercised In-the-Money
	Fiscal Year End		Options at Fiscal Year End
Name	Exercisable	Unexercisable	Exercisable(1)	Unexercisable(1)

Robert E. Coffee, Jr.	23,054	21,541	$ 25,595	$ 25,580
Alan W. Jackson	14,425	19,387	$ 15,348	$ 23,022
Robert H. Mathewes, Jr.	14,425	19,387	$ 15,348	$ 23,022
_______________
(1)	Based on a price of $9.9875 per share, which is the last trade of which the company is aware prior to December 31, 2005. The common stock is not, however, widely traded and such price may not be indicative of market value. For each executive, 1,500 shares of the exercisable shares are exercisable at $10.00 per share while all other options have an exercise price of $8.80 per share. All option amounts and exercise prices have been adjusted for the stock split completed in January 2005.

        The following table sets forth the equity compensation plan information at December 31, 2005.

Equity Compensation Plan Information

Number of securities
remaining available for
	Number of securities		future issuance under
	to be issued	Weighted-average	equity compensation
	upon exercise of	exercise price of	plans (c)
	outstanding options,	outstanding options,	(excluding securities
Plan Category	warrants and rights (a)	warrants and rights (b)	reflected in column (a))(1)

Equity compensation
plans approved by
security holders	245,619	$9.01	322,886

Total	245,619	$9.01	322,886

_______________
(1)	The number of shares of common stock available under the Tidelands Bancshares, Inc. 2004 Stock Incentive Plan automatically increases each time we issue additional shares so that it continues to equal 20% of our total outstanding shares.

Employment Agreements

        We have entered into employment agreements with Mr. Coffee to serve as the president and chief executive officer of the company and the bank, Mr. Jackson to serve as executive vice president and chief financial officer of the company and the bank, and Mr. Mathewes to serve as the executive vice president and chief credit officer of the bank. Messrs. Coffee, Jackson, and Mathewes are entitled in 2006 to receive annual base salaries of $175,000, $140,000, and $140,000, respectively. Compensation is reviewed annually by the board of directors and may be increased from time to time based on the board’s recommendation. Each executive is also entitled to receive cash bonuses based upon achievement criteria established by the board of directors and to participate in all of our retirement, welfare, and other benefit programs. The executives are also entitled to country club dues and automobile allowances.

        Each agreement has a term of three years, which is extended automatically at the end of each day for an additional day so that the remaining term continues to be three years. If we terminate the employment agreements for Messrs. Coffee, Jackson, or Mathewes without cause, or if Messrs. Coffee, Jackson, or Mathewes terminate their agreement for good reason following a change of control or within the 90-day period beginning on the one year anniversary of a change in control, they will be entitled to severance in an amount equal to 100% of their then current monthly base salary each month for the remaining term under the agreement, plus any bonus which may have been earned or accrued through the date of termination (including any amounts awarded for previous years but which were not yet vested) and a pro rata share of any bonus with respect to the current fiscal year which may have been earned as of the date of termination.

        During this employment and for a period of 12 months thereafter, Mr. Coffee may not, subject to limited exceptions, (a) compete with us by forming, serving as an organizer, director, or officer of, or acquiring or maintaining greater than a 1% passive ownership interest in, a depository financial institution or holding company of a depository financial institution, if the depository institution or holding company has one or more offices or branches within our territory, (b) solicit our customers for a competing business, or (c) solicit our employees for a competing business. Messrs. Jackson and Mathewes are subject to identical restrictive covenants except that the restricted period for Mr. Jackson with respect to clauses (b) and (c) is 24 months and the restricted period for Mr. Mathewes with respect to clauses (a), (b), and (c) is 24 months.

        Notwithstanding the foregoing, each executive may serve as an officer of or consultant to a depository institution or holding company therefore with offices in the restricted territory, if such employment does not involve the restricted territory.

Director Compensation

        Our bylaws permit our directors to receive reasonable compensation as determined by a resolution of the board of directors. We have not paid any directors’ fees since our inception. However, we may, pursuant to our bylaws, begin to compensate our directors at some time in the future.

AUDIT COMMITTEE MATTERS

        Our audit committee is composed of four independent directors and operates under a written charter adopted by the board in February 2005. A copy of the charter was attached to our proxy statement for the 2005 annual shareholders meeting. The board of directors has determined that Mr. Michael W. Burrell, Mr. Alan D. Clemmons, Mr. John T. Parker, Jr., and Ms. Tanya D. Robinson, are independent, as contemplated in the listing standards of the NASD and The NASDAQ National Market. None of the current members of the audit committee nor any other member of our board qualifies as an “audit committee financial expert” as defined under the rules of the Securities and Exchange Commission. As a relatively small public company, it is difficult to identify potential qualified candidates that are willing to serve on our board and otherwise meet our requirements for service. At the present, we do not know if or when we will appoint a new board member that qualifies as an audit committee financial expert. Although none of our audit committee members qualify as “financial experts” as defined in the SEC rules, each of our members has made valuable contributions to the company and its shareholders as members of the audit committee. The board has determined that each member is fully qualified to monitor the performance of management, the public disclosures by the company of its financial condition and performance, our internal accounting operations, and our independent auditors.

Report of the Audit Committee of the Board

        The report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates the information contained in the report by reference, and shall not be deemed filed under such acts.

        The audit committee has reviewed and discussed with management the audited financial statements. The audit committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61. The audit committee has received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) and has discussed with the independent auditors the independent auditors’ independence from the company and its management. In reliance on the reviews and discussions referred to above, the audit committee recommended to the company’s board of directors that the audited financial statements be included in the company’s Annual Report and referenced on SEC Form 10-KSB for the fiscal year ended December 31, 2005 for filing with the SEC.

      The report of the audit committee is included herein at the direction of its members, Mr. Michael W. Burrell, Mr. Alan D. Clemmons, Mr. John T. Parker, Jr., and Ms. Tanya D. Robinson.

Auditing and Related Fees

Independent Auditors

        We have selected the firm of Elliott Davis LLC to serve as our independent auditors for the year ending December 31, 2006. We expect that a representative from this firm will be present and available to answer appropriate questions at the annual meeting and will have an opportunity to make a statement if he or she desires to do so.

Audit Fees

        The following table shows the fees that we paid for services performed in fiscal years ended December 31, 2005 and 2004:

	Year Ended	Year Ended
	December 31, 2005	December 31, 2004

Audit Fees	$61,870	$21,220
Audit-Related Fees	9,270	-
Tax Fees	1,800	1,600
All Other Fees	475	450

Total	$73,415	$23,270

Audit Fees. This category includes the aggregate fees billed for professional services rendered by the independent auditors during the company’s 2005 and 2004 fiscal years for the audit of the company’s consolidated annual financial statements and the review of financial statements included in the company’s quarterly reports.

Audit-Related Fees. This category includes the aggregate fees billed for non-audit services, exclusive of the fees disclosed relating to audit fees, during the fiscal years ended December 31, 2005 and 2004. These services principally include the assistance and issuance of consents for various filings with the SEC.

Tax Fees. This category includes the aggregate fees billed for tax services rendered in the preparation of federal and state income tax returns for the company and its subsidiaries.

All Other Fees. This category includes the aggregate fees billed for all other services, exclusive of the fees disclosed above, rendered during the fiscal years 2005 and 2004. Other fees include fees for the preparation of

Form 5500 and analysis of pre-opening expenses and the allocation of such expenses between the Company and the Bank prior to filing for a state charter.

Oversight of Accountants; Approval of Accounting Fees.

        Under the provisions of its charter, the audit committee is responsible for the appointment, compensation, retention, and oversight of the work of the independent auditors. The charter provides that the audit committee must pre-approve the fees paid for the audit. The audit committee has delegated approval of non-audit services and fees to the chairman of the audit committee provided that the estimated fee for any such proposed service does not exceed $15,000. The chairman is required to report such pre-approval decisions to the full audit committee at the next scheduled meeting. The policy specifically prohibits certain non-audit services that are prohibited by securities laws from being provided by an independent auditor.

        All of the accounting services and fees reflected in the table above were reviewed and approved by the audit committee, and none of the services were performed by individuals who were not employees of the independent auditor.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

General

        The following table shows owners of more than 5% of our outstanding common stock, as of March 17, 2006.

	Number of		Percentage of Beneficial
Name	Shares Owned	Right to Acquire	Ownership
Financial Stocks Capital Partners LP (1)	200,000	-	6.57%
Endicott Opportunity Partners LP (2)	269,251	-	8.85%
Keefe Rainbow Partners LP(3)	170,000	-	5.58%
Malta Partners LP(4)	213,904	-	7.03%
Wellington Management Company, LLP (5)	264,000	-	8.67%
_______________
(1)	441 Vine Street, Cincinnati, OH 45202
(2)	237 Park Avenue, New York, NY 10017
(3)	375 Park Avenue, New York, NY 10152
(4)	780 Third Avenue 5th Floor, New York, NY 10022
(5)	75 State Street, Boston, MA 02109

The following tables show how much common stock in our company is owned by the directors, the named executive officers, and the directors and executive officers as a group.

	Number of		Percentage of Beneficial
Name	Shares Owned(1)	Right to Acquire(2)	Ownership(3)
Michael W. Burrell	17,756	2,889	0.68%
John N. Cagle, III, DMD	36,600	4,625	1.35%
Alan D. Clemmons	31,250	8,444	1.30%
Robert E. (Chip) Coffee, Jr	51,929	23,054	2.44%
Richard L. Granger	23,205	1,501	0.81%
Alan W. Jackson, CPA	5,875	14,425	0.66%
Barry I. Kalinsky	13,600	4,278	0.59%
Morris Kalinsky	15,277	1,501	0.55%
Paul J. Kerwin, DVM	33,000	7,055	1.31%
Robert H. (Bobby) Mathewes, Jr	8,224	14,425	0.74%
John T. Parker, Jr	23,200	4,278	0.90%
Tanya D. Robinson	12,813	4,278	0.56%

Executive officers and directors as a
group (12 persons)	328,561	92,254	13.42%
_______________
(1) Includes shares for which the named person has sole voting and investment power, has shared voting and investment power, or holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

(2) Includes shares that may be acquired within the next 60 days of March 17, 2006 by exercising vested stock options but does not include any unvested stock options.

(3) For each individual, this percentage is determined by assuming the named person exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options or warrants. For the directors and executive officers as a group, this percentage is determined by assuming that each director and executive officer exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options. The calculations are based on 3,044,054 shares of common stock outstanding on March 17, 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Interests of Management and Others in Certain Transactions

        We make loans and enter into other transactions in the ordinary course of business with our directors and officers and their affiliates. As of December 31, 2005, these borrowings totaled $5.0 million. It is our policy that these loans and other transactions be on substantially the same terms (including price or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. We do not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to us. Loans to individual directors and officers must also comply with our lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. Our policy is that all of our transactions with our affiliates will be on terms no less favorable to us than could be obtained from an unaffiliated third party and will be approved by a majority of disinterested directors.

COMPLIANCE WITH THE SECURITIES EXCHANGE ACT OF 1934

        As required by Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers, and certain other individuals are required to report periodically their ownership of our common stock and any changes in ownership to the SEC. Based on a review of Forms 3, 4, and 5 and any representations made to us, we believe that all such reports for these persons were filed in a timely fashion during 2005 for transactions occurring in 2005, with the exception of the following:

•	Robert H. Mathewes, Jr. - An amended Form 3 was filed on February 14, 2006 to report in additional amount of shares received in the initial stock offering.
•	Michael W. Burrell – An amended Form 4 was files on February 14, 2006 to report an additional amount of shares received when the C.E. Burrell Trust purchased shares on March 29, 2005.
•	John N. Cagle, III, DMD – An amended Form 3 was filed on March 10, 2006 to report a decrease in the number of shares received in the initial stock offering.

SHAREHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS

        If shareholders wish a proposal to be included in our proxy statement and form of proxy relating to the 2007 annual meeting, they must deliver a written copy of their proposal to our principal executive offices no later than December 15, 2006. To ensure prompt receipt by the company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with our bylaws relating to shareholder proposals in order to be included in our proxy materials.

        Any shareholder proposal to be made at an annual meeting, but which is not requested to be included in our proxy materials, must comply with our bylaws. Proposals must be delivered between 30 and 60 days prior to the annual meeting; provided, however, that if less than 31 days’ notice of the meeting is given to shareholders, the notice must be delivered within 10 days following the day on which notice of the meeting was mailed to shareholders.

OTHER MATTERS

        The board is not aware of any business to come before the annual meeting other than the matters described above in this proxy statement. However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies. The cost of solicitation of proxies will be borne by the company. In addition to solicitations by mail, directors, officers and regular employees of the company may solicit proxies personally or by telegraph or telephone without additional compensation.

        Our board of directors has implemented a process for shareholders of the company to send communications to the board. Any shareholder desiring to communicate with the board, or with specific individual directors, may so do by writing to the secretary of the company, at Tidelands Bancshares, Inc., 875 Lowcountry Boulevard, Mt. Pleasant, South Carolina 29464. The secretary has been instructed by the board to promptly forward all such communications to the addressees indicated thereon.

April 14, 2006
Mt. Pleasant, South Carolina

PROXY SOLICITED FOR ANNUAL MEETING
OF SHAREHOLDERS OF
TIDELANDS BANCSHARES, INC.
To be held on May 15, 2006

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

        The undersigned hereby constitutes and appoints Dr. Cagle and Dr. Kerwin, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of Tidelands Bancshares, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held at the Holiday Inn Mt. Pleasant located at 250 Johnnie Dodds Blvd., Mt. Pleasant, South Carolina 29464, on May 15, 2006, at 4:00 p.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders, receipt of which is acknowledged. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

        This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted: (i) “for” Proposal No. 1 to elect the four identified Class III directors to serve on the Board of Directors.

1.     PROPOSAL to elect the four identified Class III directors.

John N. Cagle, III, DMD Richard L. Granger Morris Kalinsky John T. Parker, Jr.

FOR all nominees	WITHHOLD AUTHORITY	AGAINST
listed (except as marked to	to vote for all nominees
the contrary)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), write that nominees name(s) in the space provided below.

Dated: ___________________________, 2006	Dated: ___________________________, 2006

_____________________________________ Signature of Shareholder(s)	_____________________________________ Signature of Shareholder(s)

_____________________________________ Please print name	_____________________________________ Please print name

Please sign exactly as name or names appear on your stock certificate. Where more than one owner is shown on your stock certificate, each owner should sign. Persons signing in a fiduciary or representative capacity shall give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.